Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Citius Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount To Be Registered(1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share	Rule 457(c) and Rule 457(h)(1)	12,035,000	(2)	$1.39	(3)	$16,728,650	(3)	$0.0000927	$1,844.00	(3)
Total Offering Amounts							$16,728,650		$0.0000927	$1,844.00
Total Fee Offsets										$0
Net Fee Due										$1,844.00

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also covers such additional shares of common stock, par value $0.0001 per share (the “Common Stock”) of Citius Pharmaceuticals, Inc. as may be issued to prevent dilution of the shares of Common Stock covered hereby resulting from stock splits, stock dividends or similar transactions.
(2)	Consists of 12,035,000 shares of Common Stock reserved for issuance under the Citius Pharmaceuticals, Inc. 2023 Omnibus Stock Incentive Plan.
(3)	Calculated solely for the purpose of this offering pursuant to Rule 457(c) and 457(h)(1) on the basis of the average of the high and low prices of the Common Stock as reported on the Nasdaq Capital Market on February 8, 2023.